Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. REPORTS RECORD SECOND QUARTER RESULTS;
PRO FORMA NET INCOME 57.1% AHEAD OF LAST YEAR
Raises 2006 Guidance
Tempe, AZ — July 27, 2006 — Mobile Mini, Inc. (NasdaqGS: MINI) today reported record financial results for the second quarter and six months ended June 30, 2006. All share and per share amounts have been adjusted for the two-for-one stock split in the form of a 100% stock dividend effected on March 10, 2006.
Pro Forma Second Quarter 2006 vs. Pro Forma Second Quarter 2005 (See Pro Forma Reconciliation Below)
•	Total revenues increased 31.5% to $66.3 million from $50.4 million;
•	Lease revenues increased 31.0% to $59.3 million from $45.3 million;
•	Lease revenues comprised 89.5% of total revenues versus 89.8%;
•	EBITDA (earnings before interest expense, tax, depreciation and amortization) of $29.4 million was 37.5% greater than the $21.4 million of EBITDA last year;
•	Net income was $12.1 million or $0.33 per diluted share as compared to $7.7 million or $0.25 per diluted share last year; and,
•	Operating margin increased to 37.8% from 36.2%.
2006 second quarter diluted per share calculations are based upon 19.3% more shares outstanding in 2006 compared to 2005, primarily as a result of the 4.6 million shares that Mobile Mini sold in a public offering in March 2006.
Other Second Quarter Highlights
•	Internal growth rate (the increase in leasing revenues at locations open one year or more, excluding acquisitions at those locations) was 22.4%, which was considerably better than management’s expectations; in the first quarter of 2006, the internal growth rate was 23.2% and in the second quarter of 2005, it was 26%;
•	The average utilization rate was 82.9%, up from 82.1% for the second quarter of 2005;
•	Yield (total lease revenues per unit on rent) was up 2.2% compared to last year’s second quarter; excluding units obtained through the Royal Wolf Group acquisition in late April 2006, yield for the 2006 second quarter, would have been up 6.9%;
•	The lease fleet grew 33.1% during the quarter to over 141,100 units, compared to 106,000 at mid-year 2005;
•	The average number of units on rent increased 28.2% to 109,000 from 85,000 in the second quarter of 2005; and,
•	Funded debt to EBITDA was 2.8 to 1 as compared to 3.5 to 1 at March 31, 2006, due primarily to the receipt of $120 million of net proceeds from the Company’s March equity offering, and the use of $57.5 million of those proceeds to pay down 35% of the Company’s $150 million 9.5% Senior Notes.
Pro Forma Reconciliation
Three Months Ended June 30, 2006
(in 000’s except per share data)
(includes effects of rounding)

	Pro forma	Share-based	Debt	Actual
		compensation	Extinguishment
			expense
Revenues	$66,298	$—	$—	$66,298
EBITDA	$29,399	$(781)	$—	$28,618
Pre tax income (loss)	$19,655	$(781)	$(6,425)	$12,449
Net income (loss)	$12,104	$(494)	$(3,952)	$7,658
Diluted earnings per share	$0.33	$(0.01)	$(0.11)	$0.21
Diluted shares outstanding	36,213	84	—	36,297

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Mobile Mini, Inc. News Release July 27, 2006	Page 2
Pro Forma Reconciliation
Three Months Ended June 30, 2005
(in 000’s except per share data)
(includes effects of rounding)

	Pro forma	Other Income	(Provision for)	Actual
			benefit of
			income taxes
Revenue	$50,401	$—	$—	$50,401
EBITDA	$21,388	$3,160	$—	$24,548
Pre tax income	$12,619	$3,160	$—	$15,779
Net income	$7,698	$1,927	$520	$10,145
Diluted earnings per share	$0.25	$0.06	$0.02	$0.33

Six Months Ended June 30, 2006
(in 000’s except per share data)
(includes effects of rounding)

	Pro forma	Share-based	Debt	Actual
		compensation	Extinguishment
			expense
Revenue	$122,718	$—	$—	$122,718
EBITDA	$53,714	$(1,535)	$—	$52,179
Pre tax income (loss)	$33,936	$(1,535)	$(6,425)	$25,976
Net income (loss)	$20,886	$(1,072)	$(3,952)	$15,862
Diluted earnings (loss) per share	$0.61	$(0.03)	$(0.11)	$0.47
Diluted shares outstanding	33,984	17	—	34,001

Six Months Ended June 30, 2005
(in 000’s except per share data)
(includes effects of rounding)

	Pro forma	Other Income	(Provision for)	Actual
			benefit of
			income taxes
Revenue	$96,144	$—	$—	$96,144
EBITDA	$40,423	$3,160	$—	$43,583
Pre tax income	$23,086	$3,160	$—	$26,246
Net income	$14,082	$1,928	$520	$16,530
Diluted earnings per share	$0.46	$0.06	$0.02	$0.54

Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Second quarter lease revenues, EBITDA and diluted earnings per share were considerably better than we had anticipated when we provided guidance back in May because our estimates were based on a lower internal growth rate than the rate achieved. We were delighted by the upside surprise, which again affirms that in the aggregate, as our branches mature, they continue to grow containers on lease, the engine that drives lease revenues and profits. With virtually no let up in demand at our established North American locations, we are selectively increasing prices on certain products.”
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Mobile Mini, Inc. News Release July 27, 2006	Page 3
He went on to say, “Second quarter and first half financial results include the Royal Wolf Group acquisition as of April 28, 2006, and as expected, the transaction was immediately accretive. It is worth noting that the revenue mix at our European locations is somewhat different than at our North American locations. Our European locations have a higher proportion of sales revenues, and mainly for this reason, lease revenues as a percent of total revenues were slightly lower than in last year’s second quarter. Also, in Europe, lower yielding 20 foot containers dominate the portable storage landscape. By moving forward with our plan to introduce Mobile Mini’s proprietary products to our European branches, we believe that over time, we will achieve higher yields while expanding the market for our portable storage solutions.”
Mr. Bunger continued, “In Oakland and Fresno, the two new domestic locations that we added with the Royal Wolf transaction, the conversion into the Mobile Mini branch prototype is far along and at the 10 locations where there was overlap, the consolidation and integration of staff and lease assets were completed this past spring. A great deal of progress has also been made at our new Utica, NY and Wichita, KS locations. There, under the direction of seasoned branch managers, the implementation of our branding, management information systems, marketing outreach programs, and a broader product line have been proceeding.”
Lawrence Trachtenberg, Executive Vice President & CFO, noted, “Our financial position has never been stronger thanks to funds generated by operations and the liquidity provided by our modified and amended $350 million credit facility. This enlarged credit facility more than replaces the $57.5 million that we paid down on our $150 million 9.5% Senior Notes and gives us far more advantageous rates and terms. As of today’s news release, we have approximately $191 million in outstanding bank borrowings.”
Mobile Mini’s Business Model
Mobile Mini’s business model involves substantial fixed costs at all of its 62 locations in order to maintain the infrastructure necessary to support growth. Operating margins increase with growth in the number of containers on lease at existing locations. While newer locations produce lower operating margins until we are able to increase their number of containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established and that older branches produced healthy returns on invested capital.

	After Tax Return on Invested		Operating Margin %
	Capital (NOPLAT)		(after corporate allocation)
Year Branch	Pro forma		Pro forma
Established	12 months ended June 30,		3 months ended June 30,
	2006	2005	2006	2005
Pre-1998	18.2%	17.0%	44.7%	41.2%
1998	17.8%	15.3%	45.2%	44.6%
1999	10.3%	7.8%	32.9%	22.6%
2000	12.7%	12.7%	37.4%	36.6%
2001	12.7%	10.8%	35.7%	35.6%
2002	11.6%	8.4%	33.0%	23.8%
2003	9.5%	4.9%	35.3%	21.6%
2004	1.4%	(7.6)%	14.6%	1.9%
2005	(15.6)%	N/A	(26.4)%	N/A
2006	N/A	N/A	17.4	N/A
All Branches	14.4%	13.4%	37.8%	36.2%

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Mobile Mini, Inc. News Release July 27, 2006	Page 4
Mr. Trachtenberg, noted, “There is every reason to believe that the remaining quarters of this year will also set new records. For the third quarter, we expect lease revenues of approximately $64 million, pro forma EBITDA of over $30 million, and pro forma diluted earnings per share in the $0.34 to $0.35 range. For the year, we are raising our pro forma EBITDA guidance to between $116 million and $117 million and we expect pro forma diluted earnings per share of between $1.30 and $1.35, based upon lease revenues of between $242 million and $245 million.”
Mobile Mini’s 2006 pro forma earnings guidance for third quarter and full year excludes approximately $0.01 and $0.06 per diluted share, respectively, after tax, to reflect the impact of SFAS 123(R), “Share-Based Payment,” a new accounting pronouncement requiring the expensing of share-based compensation. In addition, during the second quarter, Mobile Mini recorded a debt extinguishment costs of $6.4 million or approximately $0.11 per diluted share, after tax, which is excluded from 2006 pro forma guidance. Including the impact of SFAS 123(R) and debt extinguishment costs, Mobile Mini’s 2006 diluted earnings per share guidance is in the $1.12 to $1.17 range.
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Thursday, July 27th at 1:00 pm EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 147,000 portable storage units and portable offices with 62 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2006 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release Page July 27, 2006	Page 5
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2006	2005	2005
	Actual	Pro forma	Actual	Pro forma
Revenues:
Leasing	$59,331	$59,331	$45,276	$45,276
Sales	6,590	6,590	4,883	4,883
Other	377	377	242	242

Total revenues	66,298	66,298	50,401	50,401

Costs and expenses:
Cost of sales	4,152	4,152	3,032	3,032
Leasing, selling and general expenses (1)	33,849	33,068	25,988	25,988
Depreciation and amortization	4,004	4,004	3,139	3,139

Total costs and expenses	42,005	41,224	32,159	32,159

Income from operations	24,293	25,074	18,242	18,242
Other income (expense):
Interest income	372	372	7	7
Other income (2)	—	—	3,160	—
Interest expense	(5,740)	(5,740)	(5,630)	(5,630)
Debt extinguishment costs (3)	(6,425)	—	—	—
Foreign currency exchange	(51)	(51)	—	—

Income before provision for income taxes	12,449	19,655	15,779	12,619
Provision for income taxes (4)	4,791	7,551	5,634	4,921

Net income	$7,658	$12,104	$10,145	$7,698

Earnings per share:
Basic:	$0.22	$0.34	$0.34	$0.26

Diluted:	$0.21	$0.33	$0.33	$0.25

Weighted average number of common and common share equivalents outstanding:
Basic	35,191	35,191	29,611	29,611

Diluted	36,297	36,213	30,589	30,589

EBITDA	$28,618	$29,399	$24,548	$21,388

(1)	Includes share-based compensation of $781,000 for the three months ended June 30, 2006, pursuant to SFAS No. 123(R) “Share-Based Payment”, and is excluded in the pro forma results.

(2)	Other income in 2005 represents net proceeds of a settlement agreement pursuant to which a third party partially reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with an acquisition in April 2000 of a portable storage business in Florida and is excluded in the pro forma results.

(3)	Debt extinguishment expense in 2006 represents the portion of deferred loan costs and the redemption premium on 35% of the $150 million aggregate principal amount outstanding of our 9 1/2% Senior Notes that we redeemed and is excluded in the pro forma results.

(4)	Income tax provision in 2005 includes a $520,000 benefit due to the recognition of certain state net operating loss carry forwards that were scheduled to expire in 2005 and 2006 that management believed were recoverable and is excluded in the pro forma results.

Mobile Mini, Inc. News Release July 27, 2006	Page 6
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2006	2005	2005
	Actual	Pro forma	Actual	Pro forma
Revenues:
Leasing	$110,865	$110,865	$86,668	$86,668
Sales	11,118	11,118	8,865	8,865
Other	735	735	611	611

Total revenues	122,718	122,718	96,144	96,144

Costs and expenses:
Cost of sales	7,066	7,066	5,559	5,559
Leasing, selling and general expenses (1)	63,846	62,311	50,170	50,170
Depreciation and amortization	7,592	7,592	6,187	6,187

Total costs and expenses	78,504	76,969	61,916	61,916

Income from operations	44,214	45,749	34,228	34,228
Other income (expense):
Interest income	424	424	8	8
Other income (2)	—	—	3,160	—
Interest expense	(12,186)	(12,186)	(11,150)	(11,150)
Debt extinguishment costs (3)	(6,425)	—	—	—
Foreign currency exchange	(51)	(51)	—	—

Income before provision for income taxes	25,976	33,936	26,246	23,086
Provision for income taxes (4)	10,114	13,050	9,716	9,004

Net income	$15,862	$20,886	$16,530	$14,082

Earnings per share:
Basic:	$0.48	$0.63	$0.56	$0.48

Diluted:	$0.47	$0.61	$0.54	$0.46

Weighted average number of common and common share equivalents outstanding:
Basic	32,951	32,951	29,509	29,509

Diluted	34,001	33,984	30,479	30,479

EBITDA	$52,179	$53,714	$43,583	$40,423

(1)	Includes share-based compensation of $1,535,000 for the six months ended June 30, 2006, pursuant to SFAS No. 123(R) “Share-Based Payment” and is excluded in the pro forma results.

(2)	Other income in 2005 represents net proceeds of a settlement agreement pursuant to which a third party partially reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with an acquisition in April 2000 of a portable storage business in Florida and is excluded in the pro forma results.

(3)	Debt extinguishment expense in 2006 represents the portion of deferred loan costs and the redemption premium of 35% on the $150 million aggregate principal amount outstanding of our 9 1/2% Senior Notes that we redeemed and is excluded in the pro forma results.

(4)	Income tax provision in 2005 includes a $520,000 benefit due to the recognition of certain state net operating loss carryforwards that were scheduled to expire in 2005 and 2006 that management believed were recoverable and is excluded in the pro forma results.

Mobile Mini, Inc. News Release Page July 27, 2006	Page 7
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
ASSETS
Cash	$2,698	$207
Receivables, net	32,150	24,538
Inventories	30,857	23,490
Lease fleet, net	631,855	550,464
Property, plant and equipment, net	39,017	36,048
Deposits and prepaid expenses	7,774	7,669
Other assets and intangibles, net	11,072	6,230
Goodwill	79,655	56,311

Total assets	$835,078	$704,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$23,014	$17,481
Accrued liabilities	39,117	35,576
Line of credit	181,055	157,926
Notes payable	—	659
Obligations under capital leases	47	—
Senior Notes	97,500	150,000
Deferred income taxes	86,327	75,340

Total liabilities	427,060	436,982

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value, 95,000 shares authorized, 35,408 and 30,618 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	354	306
Additional paid-in capital	263,383	141,855
Deferred stock-based compensation	—	(2,258)
Retained earnings	142,804	126,942
Accumulated other comprehensive income	1,477	1,130

Total stockholders’ equity	408,018	267,975

Total liabilities and stockholders’ equity	$835,078	$704,957

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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